FEDERATED EQUITY FUNDS

4000 Ericsson Drive
Warrendale, Pennsylvania 15086-7561

March 18, 2009

EDGAR Operations Branch
U.S. Securities and Exchange Commission
Division of Investment Management
100 F Street, N. E.
Washington, DC  20549-4720

RE:              Form N-14
FEDERATED EQUITY FUNDS (the “Trust”)
Federated Clover Value Fund (the “Fund”)
1933 Act File No. 33-____
1940 Act File No. 811-4017

Dear Sir or Madam:

Transmitted herewith for filing pursuant to the Securities Act of 1933, as amended, (“1933 Act”), is the Registration Statement on Form N-14 for Federated Equity Funds.

The purpose of this Registration Statement is to register shares of beneficial interest of the above-named Fund under the 1933 Act. These shares are being registered pursuant to an Agreement and Plan of Reorganization pursuant to which Federated American Leaders Fund, Inc. will transfer substantially all of its assets to the Federated Clover Value Fund, a portfolio of the Trust, in exchange for Class A Shares, Class B Shares, Class C Shares and Class K Shares of Federated Clover Value Fund.

It has been determined, in accordance with the criteria set forth in the SEC no-action letter, North American Security Trust (“Letter”), that Federated Clover Value Fund will be deemed the accounting survivor in the reorganization, because the reorganized fund will most closely resemble Federated Clover Value Fund, post-reorganization, based on the criteria set forth in the Letter.

In connection with the review of this filing by staff of the Securities and Exchange Commission, the Fund acknowledges the staff’s view that: the Fund is responsible for the adequacy and accuracy of the disclosure in the filings; staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing; and the Fund may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

It is proposed that this Registration Statement is to become effective on April 17, 2009, pursuant to Rule 488.  We would appreciate receiving any comments you may have by April 3, 2009, in order to meet our print production schedule.

Please contact Alice Helscher at 412.288.1202 with any questions regarding this filing.

Very truly yours,

/s/ Alice B. Helscher
Alice B. Helscher
Paralegal
Enclosures